News
For Immediate Release April 21, 2004	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. SIGNS JOINT VENTURE
AGREEMENT WITH APP CHINA FOR CONSTRUCTION OF TWO LARGE
SATELLITE PCC PLANTS IN CHINA

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The Two Facilities Will Produce 8 units of PCC and Will Be in Operation

In the First Quarter of 2005

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NEW YORK, April 21--Minerals Technologies Inc. (NYSE: MTX) announced today that Specialty Minerals Inc., a wholly owned subsidiary, has expanded a joint venture agreement with Asia Pulp & Paper Company (China) Pte. Ltd., part of APP China, to construct two new precipitated calcium carbonate (PCC) satellite plants at two APP China's paper mills in The People's Republic of China. The satellite plants, which will be in operation in the first quarter of 2005, will produce approximately 8 units of PCC annually, with a unit representing between 25,000 and 35,000 tons.

     The new satellite facilities will be located at APP China's paper mills at Dagang, where a joint venture between the two companies already operates a four unit satellite PCC plant, and at APP China's paper mill at Suzhou. The joint venture company, known as APP China Specialty Minerals Pte. Ltd., has formed two subsidiaries that will own and operate the plants.

     "We are extremely pleased to expand this joint venture with APP China," said Paul R. Saueracker, chairman, president and chief executive officer of Minerals Technologies. "These two new satellite PCC facilities confirm our excellent working relationship with APP China, while bringing our total worldwide satellite network to 56 plants."

     Kenneth L. Massimine, senior vice president and managing director of Paper PCC, said: "APP China is an innovative paper company, and we are pleased that our PCC technology allows them to maximize their ability to differentiate their product offerings." Mr. Massimine explained that the new four-unit satellite PCC plant at Dagang will provide PCC for both filling and coating applications in woodfree paper. The satellite plant at Suzhou, also a four-unit facility, will provide PCC for filling uncoated freesheet and other paper grades.

     PCC is a specialty pigment for filling and coating paper. By substituting PCC for more expensive wood fiber, and other, more expensive pigments, the paper industry is able to produce high quality paper and paperboard on an enhanced cost-performance basis. Minerals Technologies, which originated the satellite concept for making and delivering PCC on site at paper mills, constructed its first PCC satellite plant in 1986.

     Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2003 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at
http://www.mineralstech.com